EXHIBIT 10.48
                                                                   -------------

                        EXCLUSIVE DISTRIBUTION AGREEMENT
                        --------------------------------

         This Exclusive Distribution Agreement ("Agreement") is made as of October 1, 2002 (the "Effective Date"), between, VIVUS, Inc., a Delaware corporation, having its principal place of business at 745 Airport Road, Lakewood, NJ 08701 ("Client"), and CORD Logistics, Inc., an Ohio corporation, having its principal place of business at 15 Ingram Blvd LaVergne, TN 37086 ("CORD").

         A. Client is, among other things, in the business of developing and marketing pharmaceutical products in the United States, the District of Columbia and Puerto Rico (the "Territory").

         B. CORD is, among other things, in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies, and other health care providers in the Territory, and of providing Information Systems and other services that support its customers' use of its distribution capabilities.

         C. Client desires to engage CORD as its exclusive distribution agent for commercial sales of MUSE in all formulations, and such other pharmaceutical products agreed to by the parties (collectively, the "Product") in the Territory and to perform certain other services described in this Agreement, all upon the terms and conditions set forth in this Agreement.

         THEREFORE, in consideration of the mutual conditions and covenants set forth herein, CORD and Client (collectively referred to as "Party" or "Parties") agree as follows:

         1.   APPOINTMENT/AUTHORIZATION.
              --------------------------

         1.1 Upon the terms and conditions set forth in this Agreement, Client appoints CORD as its exclusive distribution agent of Product in the Territory to Client's customers, including, but not limited to, wholesalers, specialty distributors, physicians, clinics, hospitals, pharmacies and other health care providers in the Territory (collectively, "Customers").

         1.2 Subject to the terms and conditions set forth in this Agreement, CORD accepts the appointment to represent Client as its authorized exclusive distribution agent of Product to Customers in the Territory.

         2.   SERVICES.
              ---------

         2.1 CORD shall provide the services set forth in the Operating Guidelines, which include, without limitation, storage, distribution, returns, customer support, financial support, EDI and system access support ("Services"). A copy of the Operating Guidelines is attached hereto as Exhibit A and incorporated by reference.

         2.2 The Operating Guidelines may be amended from time to time upon the mutual written agreement of the Parties; provided, however, that any change, modification or amendment to the Operating Guidelines may result in an increase in the fees charged by CORD in Section 5.

         2.3 CORD's services shall comply with the Operating Guidelines, provided Client's shipments of Product to CORD are within twenty-five percent (25%) of its Forecast (as hereinafter defined).

         2.4 All Product Returns shall be processed and handled by CORD in accordance with the Operating Guidelines; and, any customization or additional return services requested by Client shall be performed at an additional fee as agreed by the Parties.

         2.5 Client is solely responsible for all Product recalls. In the event Product is subject to recall, or Client, on its own initiative, recalls any Product, CORD shall provide assistance to Client as set forth in the Operating Guidelines, provided that Client shall pay to CORD an amount equal to CORD's actual costs incurred with any such recall services. Such cost shall be in addition to the Service Fees described in Section 5 below.

         3.   PRODUCT SUPPLY/CLIENT RESPONSIBILITIES.
              ---------------------------------------

         3.1 Client shall deliver Product to CORD at CORD's facility located at 15 Ingram Boulevard, Suite 100, LaVergne, TN 37086, or such other distribution facility as may be mutually agreed to in writing by Client and CORD ("Facility").

         3.2 Client shall be responsible for delivery of Product to the Facility, including all costs, expenses and risk of loss associated with such delivery. Title to Product shall remain with Client at all times, even when Product is stored or warehoused at the Facility. Client shall at all times insure the Product for damage, loss, destruction, theft or any such other property damage ("Loss") as further set forth in Section 15 below. Except for Loss resulting solely from the gross negligence or willful misconduct of CORD, Client shall bear all risk of loss or damage with respect to the Product stored or warehoused at the Facility.

         3.3 Client shall provide CORD with a forecast of the volume of Product to be handled by CORD under this Agreement, not less often than semi-annually ("Forecast"). Upon execution of this Agreement, Client shall deliver to CORD a customer list, which sets forth the Product prices (the "Customer Price List"). Client shall notify CORD of any change in the Customer Price List not less than seventy-two (72) hours prior to the effective date of any such change. CORD shall use commercially reasonably efforts to implement such price change in accordance with Client's instruction.

         3.4 CORD shall visually inspect each shipment of Product for external damage or loss in transit and notify Client of any such damage or loss within a commercially reasonable period of time following discovery.

         4.   INFORMATION SYSTEM ACCESS.
              --------------------------

         4.1 CORD shall provide Client access to an Operating System Base, which consists of the software used by CORD to support the services provided to Client, including the server and other components needed to execute the software and certain support services associated therewith, as further set forth in the Operating Guidelines (collectively, the "System"), upon the terms and conditions set forth in the System Access Agreement. A copy of the System Access Agreement is attached as Exhibit C and incorporated herein by reference. The software releases are (i) EliteSeries 6.1.2, as modified by CORD, supplied by Tecsys, Inc., a Montreal, Quebec, Canadian company, and any upgrades, maintenance releases or modifications implemented by CORD to support distribution services provided by CORD; (ii) BACCS 3.0 as modified by CORD and any upgrades implemented by CORD to support financial services provided by CORD; and (iii) Impromptu 6.0, supplied by Cognos Inc., a Canadian company, and any upgrades, maintenance releases or modifications implemented by CORD to support reporting services provided by CORD.

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
         4.2 The System shall be made available to Client at the fees set forth in the Fee Schedule, except that any custom enhancements requested by Client shall be billed separately based on an hourly rate set forth in the Fee Schedule (as defined in Section 5).

         4.3 In addition to the terms set forth in the System Access Agreement, Client shall maintain (i) a local area network sufficient to support Client's terminals and personal computers that have access to the System, all such personal computers shall meet the minimum specifications necessary to support software needed to access the system; (ii) a centralized server sufficient for data storage, if data export requirements exist; and (iii) a connection to the internet sufficient to support system access. Client shall also assign knowledgeable and qualified employees or representatives to facilitate access to the System.

         5.   FEES.
              -----

         5.1 As compensation for the Services, Client shall pay to CORD the fees (the "Fees") set forth on Exhibit B (the "Fee Schedule").

         5.2 CORD shall issue an invoice to Client for the Services rendered under this Agreement or for any other amounts due on a monthly basis. Payment is due within twenty-eight (28) days of the invoice date. If the Invoice is not paid within such twenty-eight (28) day period, a service charge on the unpaid amount calculated at the rate of 1.5% per month (or the maximum rate permitted by law if such rate is less than 1.5% per month) shall be imposed until such amount is paid in full.

         5.3 The Fees shall be held firm for the first contract year. Thereafter, CORD shall adjust the price not more often than once per contract year by the greater of (i) the increase in the Producer Price Index - All Commodities published by the United States Department of Labor, Bureau of
Statistics, as amended from time to time, or (ii)         [*]        . For
purposes of sub-Section (i), the base point shall be the index level on the first day of the contract year.

         5.4 Notwithstanding the terms set forth above in Section 5.3, if CORD can reasonably demonstrate that the costs for providing the Services have materially increased, or are likely to materially increase in the coming year due to the adoption of any applicable law or regulation (or any material change in the interpretation or administration thereof), or due to unforeseen circumstances beyond CORD's reasonable control, then upon notice from CORD, the Parties agree to meet in good faith and negotiate a mutually acceptable adjustment to the Fees.

         6.   TERM AND TERMINATION.
              ---------------------

         6.1 The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years (the "Initial Term"), unless terminated earlier pursuant to this Agreement. Thereafter, this Agreement shall automatically renew for additional terms of one (1) year each, unless written notice of termination is given by either Party at least ninety (90) days prior to the end of the Initial Term, or such other term, in which case this Agreement shall terminate at the end of the then current term.

         6.2  Either Party shall have the right to terminate this Agreement:

              (a) upon one hundred eighty (180) days prior written notice to the other Party, provided that in the event Client terminates this Agreement, without cause, prior to the end of the Initial Term, such termination shall be effective only upon payment to CORD of all remaining fixed Fees set forth on the Fee Schedule for the remainder of the Initial Term;

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
              (b) upon the breach by the other Party of a material provision of this Agreement and that Party's failure to cure such breach within thirty (30) days following written notice thereof from the non-breaching Party, provided that, with respect to any failure to make any payment when due under this Agreement, such period to cure shall be reduced to ten (10) days; or

              (c) immediately upon notice to the other Party following the commencement of any bankruptcy or insolvency proceeding (whether voluntary or involuntary) with respect to such other Party or its assets, which in the event of an involuntary proceeding, is not dismissed within sixty (60) days, the general assignment for the benefit of creditors by such other Party, or the appointment of a receiver, trustee or liquidator by or for such other Party.

         6.3 Client shall have the right to terminate this Agreement upon thirty
(30) days written notice if CORD is unable to provide the services set forth in the Operating Guidelines at the Facility for a period of five (5) days or more, and provided the parties are unable to mutually agree in writing to the use of another distribution facility within such thirty day notice period.

         6.4 Termination or expiration of this Agreement shall not relieve either Party from any liability or obligation that accrued prior to such termination or expiration. Upon termination or expiration of this Agreement, all Product shall be returned to Client or a designee of Client, at Client's sole cost and expense. Sections 11,12, 13 and 14 shall survive termination or expiration of this Agreement.

         7. AUDITS. Client or its designee shall have the right to conduct the following audits each calendar year: (a) one audit to confirm compliance with all relevant Federal Drug Administration regulations ("Regulations"), including applicable Current Good Manufacturing Practices ("CGMPs"); (b) one physical audit of such portions of the Facility that relate solely to Product stored and warehoused at the Facility under this Agreement; and (c) one audit of CORD's financial records as they relate to the storage and distribution of the Product. In addition to the audits described above, Client shall have the right to conduct such additional audits as are necessary to investigate issues of noncompliance with applicable Regulations and CGMPs, and to investigate apparent discrepancies in data relating to the storage and distribution of the Product. All audits permitted by this Section 7 shall be conducted during normal business hours (i.e., 8:00 a.m. to 5:00 p.m. local time), upon five (5) business days prior written notice to CORD.

         8. COMPLIANCE WITH LAWS. Each Party shall conduct its activities in connection with this Agreement in compliance with all applicable laws, rules, regulations, and orders of governmental entities.

         9.   REPRESENTATIONS AND WARRANTIES.
              -------------------------------

         9.1  Each Party represents and warrants to the other that:

              (a) it has full power and authority to enter into this Agreement and perform all obligations and conditions to be performed by it under this Agreement without any restriction by any other Agreement or otherwise;

              (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of that Party; and

              (c) this Agreement constitutes the legal, valid and binding obligation of that Party.

         9.2  Client further represents and warrants to CORD that the Product:

              (a) is and shall be manufactured in conformity with the Food, Drug and Cosmetic Act, as amended from time to time, and all other applicable laws, rules, regulations and orders of governmental entities relating to the manufacture, promotion, sale or distribution of the Product;

              (b) does not violate or infringe any patent, trademark, tradename or other interest of any person or entity.

         10. TAXES. Client shall pay when due all sales, use, gross receipts, excise, personal property taxes associated with the Product (excluding any personal property tax associated with CORD's equipment used in connection with the Services), and other taxes now or hereafter imposed as a result of the transactions contemplated by this Agreement, none of which have been included in the fees payable to CORD under this Agreement; provided that the amounts payable by Client under this section shall not include taxes based on the net income of CORD.

         11. TRADEMARKS. Neither Party shall have the right to use the name of the other Party or any Affiliate of the other Party, or the other Party's or such Affiliates' trademarks, service marks, logos, or other similar marks in any manner except with the prior written approval of that Party; provided that the foregoing shall not prohibit CORD's use of Client's names or marks in connection with the performance of the Services in a manner consistent with this Agreement. "Affiliate," as used in this Agreement, means any legal entity which, during the Term hereof, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting interest of all equity interests of the other entity (or other such comparable ownership interest for an entity other than a corporation).

         12.  CONFIDENTIALITY.
              ----------------

         12.1 Each Party acknowledges that as a result of this Agreement it may learn and have access to trade secrets and other confidential and proprietary information of the other Party through employees, representatives and/or agents acting on behalf of or subcontracted to either Party (collectively the "Representatives"), including without limitation, financial information, information regarding business practices and techniques, and systems and technology information, or any information identified as confidential in writing by either Party (the "Confidential Information"). For purposes of this Agreement, Confidential Information shall not include information disclosed by one Party to the other Party to the extent that such information can be proven by written evidence: (a) to be in the public domain or generally available in the industry in which the disclosing Party engages in business without any violation of this Agreement by the other Party; (b) is already legally known to the other Party or any of its Affiliates at the time of its disclosure by the disclosing Party; (c) becomes known to the other Party or any of its Affiliates from a third party without any obligation of confidentiality or limitation on use; or (d) is independently developed by the other Party or any of its Affiliates prior to the date of its disclosure. The specific material terms of this Agreement shall be deemed to be the Confidential Information of each Party. Confidential Information shall not be deemed to be in the public domain or publicly known or in the receiving Party's possession because it is embraced by more general information in the receiving Party's possession or because it is embraced in general terms in publications.

         12.2 Neither Party shall, directly or indirectly, at any time: (a) disclose to any third person or entity any Confidential Information of the other Party (whether learned before or after the date of this Agreement), or (b) use, or permit or assist any third person or entity to use, any such Confidential Information, excepting only: (i) disclosures required by law, rule, regulation or order, as reasonably determined by the disclosing Party or its legal counsel, and (ii) disclosures on a confidential basis to

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
directors, officers, employees, and agents of that Party or its Affiliates who have a reasonable need to know such Confidential Information in the normal course of business of that Party or any of that Party's Affiliates.

         12.3 The obligations of confidentiality hereunder shall survive the termination of this Agreement for a period of three (3) years. Upon termination of this Agreement (for any reason) each Party shall promptly: (i) return to the other Party all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (ii) with the other Party's consent, which consent will not be unreasonably withheld, certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials.

         13. INDEMNIFICATION. Each Party shall indemnify and hold harmless the other Party and its parent and Affiliates, and each of their directors, officers, employees, agents, and representatives from and against all claims, liabilities, losses, damages, costs, and expenses, including, without limitation, reasonable attorneys' fees ("Liability") by a third party arising directly or indirectly out of any failure of that Party to perform fully all obligations and conditions to be performed by that Party pursuant to this Agreement or any breach of any warranty made by that Party in this Agreement. Client further agrees to indemnify and hold harmless CORD, its parent and Affiliates and each of their directors, officers, employees, agents and representatives from any and all Liability arising directly or indirectly out of injury or death to person or property alleged to have been caused by Client's Product, unless such Liability arose in whole or part as a result of the negligence, gross negligence or willful misconduct of CORD.

         14. LIMITATION OF LIABILITY. NOTWITHSTANDING THE FOREGOING PROVISIONS OF SECTION 13, OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL (SPECIFICALLY EXCEPTING THOSE CONSEQUENTIAL DAMAGES ARISING FROM EACH PARTY'S OBLIGATION TO INDEMNIFY THE OTHER FOR LIABILITY ARISING OUT OF OR RELATING TO THIRD PARTY CLAIMS IN ACCORDANCE WITH SECTION 13 ABOVE), INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

         15. INSURANCE. During the term of this Agreement and for as long thereafter as necessary to cover claims resulting from this Agreement, Client shall maintain: (i) product liability and commercial general liability insurance
having a limit of not less than    [*]    ; and (ii) property damage insurance
at replacement value for the Product located at the CORD Facility or in transit to or from the CORD Facility, pursuant to one or more insurance policies with reputable insurance carriers. Cardinal Health, Inc. and its subsidiaries shall be designated as "additional insureds" under the product liability and commercial general liability insurance policy(ies) and as "loss payees" under the property damage insurance policy(ies). Prior to the Commencement Date, Client shall deliver to CORD certificates evidencing such insurance. Client shall not cause or permit such insurance to be canceled or modified to materially reduce its scope or limits of coverage during the term of this Agreement or thereafter as provided above. Except for any losses resulting solely from the gross negligence or intentional misconduct of CORD, Client shall bear all risk of loss or damage with respect to the Product, whether located at the Facility or otherwise.

         16. DISPUTE RESOLUTION. The Parties agree to use good faith efforts to resolve all disputes within sixty (60) days of written notice that such a dispute exists. If dispute under this Agreement cannot be resolved by the Parties within such sixty (60) day period, the Parties agree to refer the matter to one executive from each Party not directly involved in the dispute for review and resolution. A copy of the

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
terms of this Agreement, agreed upon facts and areas of disagreement, and a concise summary of the basis for each side's contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue within forty-five (45) days after receipt of the materials referenced above. If the matter has not been resolved within such forty-five (45) day period, either or both Parties may pursue resolution of the matter through a binding, non-reviewable and non-appealable alternative dispute resolution process conducted within the State of New Jersey by a sole arbitrator in accordance with the Non-Administered Arbitration Rules of the CPR Institute for Dispute Resolution. The existence of the dispute, the dispute resolution process and the arbitrator's award shall be maintained confidential, provided that the arbitrator's award may be entered as a final judgment in any court having jurisdiction.

         17.  MISCELLANEOUS.
              --------------

         17.1 Independent Contractor. The relationship of the Parties is that of independent contractors, and neither Party shall incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or shall be construed as creating between the Parties the relationship of joint venturers, co-partners, employer/employee or principal and agent.

         17.2 Notices. Any notice or other communication required or desired to be given to any Party under this Agreement shall be in writing and shall be deemed given: (a) three business days after such notice is deposited in the United States mail, first-class postage prepaid, and addressed to that Party at the address for such Party set forth at the end of this Agreement; (b) one business day after delivered to Federal Express, Airborne, or any other similar express delivery service for next-day delivery to that Party at that address; or
(c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth at the end of this Agreement. Any notice delivered by facsimile transmission will be deemed delivered upon electronic confirmation provided the notice is also deposited in the U.S. mail, first-class postage prepaid. Any Party may change its address or facsimile number for notices under this Agreement by giving the other Parties written notice of such change.

         17.3 Governing Law. This Agreement shall be construed under the laws of the State of Tennessee, without regard to its conflicts of laws provisions.

         17.4 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

         17.5 Non-Waiver. No failure by either Party to insist upon strict compliance with any term of this Agreement, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party's right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, that Party's right to demand strict compliance with all provisions of this Agreement.

         17.6 Force Majeure. If the performance of any part of this Agreement by either Party shall be prevented, restricted, interfered with or affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lock out, transportation delays, acts of God, or any other causes which are beyond the reasonable control of such Party, such Party shall not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, that the obligation of one Party to pay amounts due to the other Party shall not be subject to the provisions of this Section.

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         17.7 Complete Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes any contracts, agreements or understanding (oral or written) of the Parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both Parties, unless provided otherwise in this Agreement.

         17.8 Assignment. Except as set forth herein, neither Party shall have the right to assign this Agreement, or any of such Party's rights or obligations under this Agreement, without the prior written consent of the other Party, provided, however, that CORD may assign its rights under this Agreement to any parent, subsidiary or affiliate without obtaining such consent. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the Parties.



         IN WITNESS WHEREOF, the undersigned acknowledge and accept the terms of this Agreement and have duly executed this Agreement.

CORD LOGISTICS, INC.                        VIVUS, INC.


By /s/ Frank C. Wegerson                    By /s/ Guy P. Marsh
   ---------------------------                 ---------------------------
   Frank C. Wegerson                           Guy P. Marsh
   Vice President and General Manager          V.P. U.S. Operations
   1135 Heil Quaker Blvd, #100                 745 Airport Road
   LaVergne, TN 37086                          Lakewood, NJ 08701

   Facsimile No.  (615) 793-4783               Facsimile No. (732) 942-4821





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

                                    EXHIBITS
                                    --------






                           Exhibit A        Operating Guidelines

                           Exhibit B        Fee Schedule

                           Exhibit C        System Access Agreement




















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
                                                                       EXHIBIT A
                                                                       ---------

                              OPERATING GUIDELINES
                              --------------------

In performing its obligations under the Distribution Services Agreement ("Agreement"), CORD Logistics, Inc. ("CORD") will follow the Operating Guidelines as developed jointly with VIVUS, Inc. ("CLIENT"). These Operating Guidelines are in addition to CORD Standard Operating Procedures ("SOPs"). Copies of these documents are maintained by both parties and will be reviewed, and updated if necessary, from time to time as mutually agreed, but not less than once per calendar year.

1.0  WAREHOUSING
----------------
1.1 CORD will maintain its warehouse facility in accordance and comply with all federal, state and local laws, rules and regulations, including the Prescription Drug Marketing Act and current Good Manufacturing Practices ("cGMP") as promulgated under the FDA.
1.2 CORD will maintain Standard Operating Procedures appropriate for a pharmaceutical distribution center operating environment.
1.3  CORD will maintain documented training programs.
1.4 CORD will comply with storage, handling and shipping conditions designated by CLIENT for the "Products".
1.5 Products with specific storage requirements must be identified by CLIENT and the storage requirements must be expressly communicated by CLIENT to CORD. The specific requirements must be identified on the package label in accordance with NWDA bar coding standards. Product so identified by CLIENT will be stored in areas designed, continuously monitored and periodically validated for the temperature range specified for each product. CORD will maintain daily temperature recordings. CORD will provide such records to the CLIENT upon written request.
     1.5.1 Frozen - [*]
     1.5.2 Refrigerated - [*]
     1.5.3 Controlled ambient - [*]
     1.5.4 Controlled ambient - [*]
1.6 CORD will report temperature excursions to the CLIENT within two (2) business days of occurrence.
1.7 Products will be stored in an area with secured access, accessible only to authorized CORD personnel as agreed to by CLIENT and CORD.

2.0  RECEIVING
--------------

2.1 CLIENT or CLIENT's contract manufacturing agent will arrange transportation services to transfer the product to CORD. CLIENT will notify CORD of the specific delivery schedule.
2.2  CLIENT's carrier will contact CORD to arrange a delivery appointment.
2.3 CLIENT retains title to the goods at all times. CORD's signature on the carrier's bill of lading is an acknowledgement only of CORD's receipt of product.
2.4 CLIENT will provide CORD with Material Safety Data Sheets for each product stored at CORD.
2.5 CLIENT's product must meet the following standards for carton identification, documentation, palletization, and uniformity:
     2.5.1 Each shipping carton and inner packaging of CLIENT product must be labeled to meet NWDA standards for bar coding and human readable markings.
     2.5.2 CLIENT will provide the bill of lading, certificate of analysis and other documentation necessary. CORD and CLIENT will mutually agree upon the receiving process.
     2.5.3 Pallets will meet GMA standards for 40" x 48" dimensions with four-way entry; will be free of broken boards, treated for pests, and clean.
     2.5.4 Receipt of product on non-standard pallets may require restacking onto conforming pallets at CLIENT's expense.
     2.5.5 Palletized product must be uniform and consistent with specifications set up in the product master for the number of cartons and eaches.
2.6  CORD will receive each shipment into a secure Receiving area.

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
2.7 CORD will count and inspect the exterior packaging of the product, noting any shortages, overages or damage on the carrier bill of lading. CORD will obtain the carrier's signature on the bill of lading acknowledging the condition of the product upon receipt by CORD.
2.8 CORD will compare the CLIENT's documentation to CORD's receiving report. Discrepancies will be noted. CORD Quality Assurance will investigate and report all discrepancies to CLIENT within 24 hours of receipt. CLIENT and CORD will determine corrective actions, if any.
2.9 CORD will post receipts in the computer inventory system within one business day of delivery unless count discrepancies, missing paperwork, damage investigation, and other receiving anomalies interfere with efficient receiving and documentation. CORD will use commercially reasonable efforts to receive product accurately and efficiently.
2.10 CORD reserves the right to assess a fee for services required to hold non-conforming product in receiving, and to investigate, reconcile and report discrepancies to the CLIENT. Fees for receiving services are listed in the Fee Schedule, Exhibit C.
2.11 CORD will return partial case quantities - defined as less than a saleable quantity - to the CLIENT at CLIENT's expense.
2.12 CLIENT product in unapproved or quarantine status will be physically segregated and CORD's computer system will be flagged accordingly to prevent unapproved product from entering approved picking areas of the warehouse. CLIENT will provide written documentation to CORD to change quarantine product to approved status.
2.13 CORD will move product from the Receiving area to bulk storage following CORD SOPs.

3.0  INVENTORY
--------------
3.1 Inventory will be received, tracked and controlled on CORD's computerized inventory system by item number, lot number, expiration date, quantity, and status. CORD system will meet all cGMP requirements for lot traceability and accountability, from receipt of product at CORD to shipment of product to CLIENT's customer.
3.2 Quarantined product will be physically segregated and appropriately labeled. Quarantined Product will be released from quarantine status in CORD's inventory system upon written authorization by CLIENT.
3.3  CORD will assign unique locations for each product and lot in storage.
3.4 Inventory will be routinely verified by CORD through periodic cycle counts. CORD will use its best efforts to maintain accurate and timely inventory records.
3.5 Inventory deviations will be investigated by CORD and reported to CLIENT. Corrective actions will be determined jointly by CORD and CLIENT.
3.6 CORD will notify CLIENT of all expired or short dated Product (as specified by CLIENT to be "6" number of months prior to expiry date).
3.7 Disposition of returned, rejected or expired Product will be handled according to CLIENT's specific written direction.

4.0  DISTRIBUTION
-----------------

4.0 Orders approved and available for processing (pick & pack) by 2:00 p.m. Central Time will be shipped before the close of business the same day, Monday through Friday. Orders received by EDI and approved for inventory allocation by 12:00 noon will be shipped by close of business the same day. Orders received and processed after the cutoff times will be shipped the following business day.
4.1 Recognizing that order volume may fluctuate from time to time, CORD will staff to meet 125% of the rolling average number of CLIENT orders processed over the previous two (2) calendar months. CORD will use commercially reasonable efforts to meet the shipping schedule outlined herein when order or unit volume exceeds 125% of the rolling average number of orders or units; provided, however, that CORD cannot guarantee daily on-time shipping standards will be achieved during such increased activity periods.

4.2 CORD will measure the timeliness of shipments and will report this attribute periodically according to Section 19 of the Operating Guidelines.
4.3 Emergency shipments and other exceptions will be authorized in writing by CLIENT. CORD will separately invoice CLIENT for emergency shipments, which are defined as shipments occurring on weekends, holidays, and non-standard hours, as defined in the Fee Schedule, Exhibit C.
4.4 CORD's inventory system will comply with First-to-Expire, First-Out (FEFO) inventory allocation. Any exceptions from FEFO must be approved by CLIENT in writing prior to shipment.
4.5 CORD will provide the system, equipment and procedures, along with trained personnel and supervision to services related to picking product for CLIENT's customer orders.
4.6 CORD will perform quality verification on all CLIENT shipments by an individual other than the employee who picked the order. CORD will use commercially reasonable efforts to pick, check and ship accurately all CLIENT customer orders.
4.7 CORD and CLIENT will mutually determine and agree in writing on the packaging requirements for shipping CLIENT's finished product(s). CORD's Quality Assurance will assist CLIENT and CORD will issue appropriate guidelines and training to the Distribution department to assure compliance with CLIENT specifications.
4.8 CLIENT and CORD will mutually determine and agree on special shipping conditions, such as for refrigerated product, which may be limited to Monday through Thursday shipping, or as otherwise instructed by the Client.
4.9 CORD will provide shipment confirmation information to CLIENT through CORD's information system on the same business day on which the shipment occurs.
4.10 CORD will manage shipping supplies - including vendor selection, ordering, inventory record keeping, and storage. CORD will invoice CLIENT for all shipping materials - corrugated cartons, insulated coolers (if specified), address labels, inner packing - as may be required by CLIENT's packing specifications, per CORD's proposal.
4.11 All Products will be shipped utilizing packaging and shipping carton(s) as per CLIENT's packaging instructions, or as deemed appropriate by CORD in the absence of CLIENT specifications. Unless instructed otherwise by CLIENT, shipping will occur based on the shipping procedures provided by CLIENT.
4.12 CORD personnel will be available for emergency product shipments, via phone request, 24 hours per day, 365 days per year. For emergency shipments called in after the carrier's cutoff time (approximately 8:00 p.m. for overnight airfreight), CORD will ship the product the following day, except Sunday, unless otherwise directed by the CLIENT. CORD's fees for emergency shipments are set forth in the Fee Schedule, Exhibit B.

5.0  TRANSPORTATION
-------------------

5.1 CORD and CLIENT will mutually agree upon a common carrier (s) based on shipment size, destination, freight rates, availability of standard and special services, reliability of delivery, and claim history among other requirements.
5.2 CORD shall provide, if CLIENT agrees, carriers under contract with Cardinal-Allegiance for discounted rates. The CLIENT and CORD will share the savings according to a formula acceptable to both parties, or, if CLIENT so chooses and CORD agrees, CORD shall charge a freight management fee according to the Fee Schedule, Exhibit B.
5.3 Shipping charges, including all special charges for insurance, proof of delivery, hazardous materials, service upgrades, and so forth, will be billed directly to CORD's account with the carrier and passed through to CLIENT per terms of the Distribution Agreement, inclusive of CORD's transportation management fees as defined in the Fee Schedule, Exhibit B.
5.4 Freight terms will be F.O.B. Origin, Freight Prepaid where title passes to the customer when the shipment is tendered to the common carrier.
5.5 CORD, at the request of the CLIENT, will provide proof of delivery for specific customer shipments. Fees charged by carriers for proofs of delivery, if any, will be passed directly to the CLIENT.
5.6 CLIENT will approve payment of all credits to CLIENT customers for overage, shortage and damage claims related to transportation. CORD, if handling Accounts Receivable for CLIENT, will issue a credit to CLIENT's customer accordingly, or CORD will provide freight claim documentation to the CLIENT when the CLIENT is responsible for the Accounts Receivable.

6.0  CUSTOMER SERVICE
---------------------

6.1 CORD will provide a dedicated inbound phone line (or lines) for CLIENT's customers to phone in purchase orders, for inquiries, and for general information.
6.2 CORD will staff the CLIENT Customer Service inbound phone line from 7:00 a.m.- 6:00 p.m. central standard time, Monday through Friday, except for the following holidays: Christmas Day, New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day.
6.3 CORD will be responsible for the training of the customer service representative and backup representative(s). CLIENT will provide company and product specific information for training of customer service representatives assigned to the CLIENT.
6.4 CORD will be responsible for initial set up and on-going maintenance of customer master files. The initial customer master file will be approved and signed by CLIENT. CLIENT may add customers by completing the customer profile form and forwarding to CORD for system entry.
6.5 CORD will accept customer orders by electronic data interchange (EDI), phone, mail or fax.
6.6 CORD will use commercially reasonable efforts to answer inbound phone calls within the first thirty (30) seconds, and enter orders accurately.
6.7 Orders received by phone, mail or fax that are entered and approved for shipment by 2:00 p.m. Central Time will be shipped the same day. Orders received by EDI and approved for inventory allocation by 12:00 noon will be shipped the same day. Orders received and processed after the cutoff times will be shipped the following business day.
6.8 As a backup to the customer service representatives, a voice mail system will be maintained to accept telephone orders and to collect messages from customers.
6.9 CORD's dedicated customer service line for CLIENT will incorporate programming to forward calls to a CLIENT designated clinical service phone number if calls of a clinical nature are received outside of regular customer service hours.

7.0  ORDER ENTRY
----------------

7.1 CLIENT will determine minimum order and order line quantity and CORD will enter orders accordingly.
7.2 CLIENT will instruct its customers and trading partners to place orders based on the CLIENT's Distribution Agreement.
7.3 CLIENT will determine when customers shall pay for premium freight, special handling, and emergency order processing.
7.4 CLIENT reserves the right to limit quantities, to hold or to refuse orders. These decisions will be executed by CORD.
7.5 CORD will use commercially reasonable effort to enter orders accurately. CORD measures the accuracy of orders entered and will report this attribute periodically according to the conditions set forth in Section 19 of the Operating Guidelines.

8.0  CUSTOMER CREDIT
--------------------

8.1 CLIENT will determine the customers to whom it will sell on a direct basis and will assign each to a customer class, sales territory, and other sort classifications, as applicable, based on definitions mutually acceptable to CLIENT and CORD.
8.2 CLIENT will establish credit limits for each customer or groups of customers.
8.3 CORD's system will monitor orders and outstanding account receivable against the customer's credit limit and hold orders where credit limits are exceeded.
8.4 CLIENT may elect to place a customer's account on credit hold so that all orders are reviewed prior to shipment.
8.5 CLIENT will review and approve all customer orders held for credit limits prior to shipment.

9.0  PRICING AND TERMS
----------------------

9.1 CLIENT will publish terms and conditions of sale to wholesalers and warehouse chains. Standard terms are 2% -30 days, net 31 days. Contracted customers may have non-standard terms.
9.2 CLIENT will publish list prices for wholesalers and warehouses chains and are subject to change from time to time at the sole discretion of CLIENT.
9.3 CLIENT will determine contract prices on a contract by contract basis. CLIENT will notify CORD of such price changes with seven-(7) days notice for update of the CORD system files. CLIENT will develop and forward customer notifications to CORD and CORD will provide printing and mailing services on behalf of CLIENT.
9.4 CORD will perform system maintenance of pricing and terms. CLIENT will provide to CORD in writing any changes to prices or terms. CORD will be responsible for updating the CORD system within 48 hours of receipt of such notice or as CLIENT may otherwise instruct.
9.5 CORD employees are bound by the confidentiality provisions of the Agreement between CORD and CLIENT and, as such, shall not disclose CLIENT sales data or pricing information outside the specific CORD employees who have a need to know of this information in the course of performing their routine job responsibilities.
9.6 CORD will provide the necessary reports within stipulated time frames to ensure CLIENT can comply with the reporting requirements of Medicaid
     (OBRA), Veterans HealthCare Act, PHS Covered Entities, and state rebate programs. CLIENT will define reporting requirements against which CORD will produce the required reports.

10.0 INVOICING
--------------

10.1 CORD Customer Service will use commercially reasonable efforts to mail invoices the morning following shipment of product, or transmit by electronic data interchange (EDI), where installed, the same day of shipment of product, to customer's billing address.
10.2 For any order shipped after the close of business, the invoice will be prepared and mailed the following business day.
10.3 CORD will make its best effort to process invoices as timely and accurately as possible. CORD measures invoice accuracy and processing timeliness and will report this attribute periodically according to the conditions set forth in Section 19 of the Operating Guidelines.

11.0 CHARGEBACKS
----------------

11.1 CLIENT may enter into prime vendor arrangements for select contract or government mandated pricing arrangements.
11.2 CLIENT will select a wholesaler with full EDI capabilities, including but not limited to purchase orders chargeback submission, chargeback reconciliation and credit, invoicing and bid award notification.
11.3 CORD, on behalf of CLIENT, will process chargebacks daily with reconciliation of chargeback discrepancies within 5 working days. CORD's chargeback SOP will define the parameters available to CORD to resolve discrepancies between the CLIENT's contract terms and conditions and the chargeback submitted by the wholesaler.
11.4 All chargebacks will be processed according to the chargeback policy for CLIENT.
11.5 All validated chargeback submissions will be settled via credit invoice. CLIENT will not make advance payments or authorize advance deductions of chargebacks.
11.6 Prime vendors will be instructed to report all returns from CLIENT's contract customers as a reverse chargeback.
11.7 CORD will make its best effort to process chargebacks as timely and accurately as possible. CORD measures the chargeback discrepancy rate and timeliness of chargebacks processed and will report this attribute periodically according to the conditions set forth in Section 19 of the Operating Guidelines.

12.0 ACCOUNTS RECEIVABLE
------------------------

12.1 CLIENT will open and maintain a bank lockbox. The bank will receive customer remittances invoice information on behalf of CLIENT.
12.2 The CLIENT's bank will forward information about lockbox deposits along with the customer's remittance information to CORD.
12.3 CORD will reconcile and apply the cash receipt to the outstanding account receivable within 24 hours of receipt from the bank.
12.4 To aid the cash application process, CLIENT will authorize accounts receivable payment terms of one day past published terms. This grace period will not be communicated to customers.
12.5 CORD will disallow discounts for payments received beyond the payment terms grace period, as indicated by the postmark. CORD will handle the amount of the discount as a balance due on the Accounts Receivable account.
12.6 Accounts Receivable will be monitored by CORD with appropriate collection actions taken as directed below:
     12.6.1 Notify by phone all customers with payments that have reached 10 days past due.
     12.6.2 Initiate second phone call at 17 to 20 days past due.
     12.6.3 Send letter (including documentation for item) to customer at thirty
            (30) days past due.
     12.6.4 Second letter at sixty (60) days past due. Follow up with third phone call.
     12.6.5 Give all documentation relating to item to CLIENT so third letter may be sent by CLIENT at ninety (90) days past due.
     12.6.6 CORD and CLIENT will discuss strategy for items still open after the above actions have been taken.
     (The term "item" will include invoices, deductions taken for charge backs and returns, and discounts not allowed.)
12.7 CORD will maintain notes related to collection activities in an Accounts Receivable system file that will be accessible to CLIENT's authorized personnel.
12.8 CORD will use commercially reasonable efforts to process accounts receivable as timely and accurately as possible. CORD, at CLIENT's option, may measure accounts receivable and collections activity and report these attributes periodically according to the conditions to be defined and mutually agreed upon by CORD and CLIENT.

13.0 GOVERNMENT REPORTING
-------------------------

13.1 CORD personnel will provide the following Government reports to CLIENT by the fifth business day following the close of a business quarter.
     13.1.1  IFF Direct Sales Report
     13.1.2  IFF Indirect Sales Report
     13.1.3  AMP Report
     13.1.4  Non FAMP Report
     13.1.5  Best Price Report
     13.1.6  Most Favored Price Report
13.2 CORD will also provide supporting schedules and source documents to be used by CLIENT to perform verification of the Government reports.

14.0 MONTH-END CLOSE
--------------------

14.1 CORD will comply with month-end reporting requirements as specified by CLIENT.
14.2 CLIENT will complete its close by the 5th working day after the last day of the month being closed.

15.0 RETURN GOODS
-----------------

15.1 Returns will be processed according to the Return Procedures defined by CLIENT.
15.2 CORD will complete the processing of all returns and issue credits within 5 business days of receipt of the return.
15.3 CORD will use commercially reasonable efforts to process return goods as timely and accurately as possible.

16.0 RECALL ASSISTANCE
----------------------

16.1 CLIENT is responsible for management of a recall event, including but not limited to preparation of the letter of notification to customers, coordination and reporting with FDA, tracking of recalled product by customer, follow up letters to customers, and final disposition of product.
16.2 CORD will provide the necessary recall reports within two hours of notification by CLIENT. Reports will contain, but not be limited to, the following information for each recalled product and lot number: all customer shipments by date, item number, quantity, lot number, and ship to address.
16.3 CORD will provide a secure area for the receipt of recalled product. CORD will assist CLIENT with inventory reconciliation.
16.4 CORD will provide destruction services for recalled product as may be required by CLIENT.

17.0 SYSTEMS
------------

17.1 CLIENT retains ownership to all data in the CORD system related to CLIENT's business.
17.2 CORD will maintain security of the CLIENT's data in files segregated and inaccessible to other CORD clients, to CORD's parent organization Cardinal Health, or to any other entity as determined by the CLIENT.
17.3 CORD will provide CLIENT with on-line access to sales information, inventory records, lot tracking, customer profiles, item maintenance, pricing and terms, and other business critical data as defined in CORD's standard reports output.
17.4 Reporting and interfaces will be defined by CLIENT and jointly agreed upon with CORD.
17.5 CORD will maintain all systems within the change control SOPs.
17.6 CORD's system will be accessible by CLIENT 7:30 a.m. - 7:30 p.m. Central Time, Monday through Friday except for routine, scheduled maintenance.
17.7 Unscheduled system downtime per calendar quarter shall not exceed 2% of the normally accessible access hours. CORD will immediately notify CLIENT of any system problem that might affect services and an estimated time for restoration of system access.
17.8 Full system backups will be generated on a nightly basis in conjunction with SOP IS-005 `Backup and Recovery'. These backup tapes will be sorted either off-site or in a fireproof cabinet as indicated by the SOP.

18.0 AUDITS / INVENTORIES
-------------------------

18.1 Upon not less than ten (10) days prior written notice, CLIENT personnel and their representatives will have access to CORD facilities for review and audit of CORD's facility and records to assure compliance with cGMP's, standard operating procedures, guidelines, and CLIENT specific agreements.
18.2 CLIENT may request one complete physical inventory of CLIENT products every 12 months.
18.3 CORD will assist CLIENT with inspections/audits ordered by the Federal Food & Drug Administration or other governmental or official agencies.
18.4 CORD will notify CLIENT immediately of any inspection activity by FDA, DEA or other government agency, as applicable to the CLIENT or CLIENT's product.

19.0 QUALITY COUNCIL REPORT
---------------------------

19.1 CORD will provide CLIENT with a periodic report on measurable attributes, as identified in preceding sections, to be used to track and benchmark performance. The frequency of the report will be determined jointly by CORD and CLIENT.
19.2 CLIENT and CORD will agree to meet periodically to review performance and to develop methods, policies, practices, and procedures that may improve the quality and efficiency of the CORD - CLIENT relationship.
19.3 CORD will use its best efforts to meet or exceed the CLIENT's expectation for performance based on the measured attributes.
19.4 Measured attributes and standards:

================================================================================
          PERFORMANCE              PERFORMANCE                   REPORTING
SECTION   ATTRIBUTE                STANDARD                      FREQUENCY
========  ======================   ===========================   ===============
  1.0     Temperature excursions   [*] excursion -free           Upon occurrence
--------  ----------------------   ---------------------------   ---------------
  2.0     On-time receipts and     [*] within [*] business       Monthly
          data entry               hours for all conforming
                                   receipts
--------  ----------------------   ---------------------------   ---------------
  3.0     Cycle count accuracy     [*]                           Monthly
--------  ----------------------   ---------------------------   ---------------
  4.0     On-time shipping         [*] same day for orders       Monthly
                                   received by the standard
                                   cut-off time
--------  ----------------------   ---------------------------   ---------------
  4.0     Picking / shipping       [*]   for all orders          Monthly
          accuracy                 processed with carton
                                   markings meeting NWDA bar
                                   code standards
--------  ----------------------   ---------------------------   ---------------
  6.0     Answer inbound phone     [*] answered within           Monthly
          calls within thirty      [*] seconds
          [*] seconds
--------  ----------------------   ---------------------------   ---------------
  7.0     Order entry accuracy     [*]                           Monthly
--------  ----------------------   ---------------------------   ---------------
  10.0    Invoicing accuracy and   [*]                           Monthly
          timeliness
--------  ----------------------   ---------------------------   ---------------
  11.0    Chargeback processing    [*] processed in 2 days or    Monthly
          time                     less from receipt of
                                   chargeback from wholesaler
--------  ----------------------   ---------------------------   ---------------
  11.0    Chargeback discrepancy   [*] or less                   Monthly
          rate
--------  ----------------------   ---------------------------   ---------------
  12.0    Accounts receivable      Based on CLIENT               TBD
                                   specifications;
                                   standard TBD.
--------  ----------------------   ---------------------------   ---------------
  14.0    Return goods             [*] processed in [*]          Monthly
          processing cycle time    business days or less
--------  ----------------------   ---------------------------   ---------------
  17.0    System availability      [*]  of normal accessible     Upon occurrence
                                   hours
================================================================================

================================================================================
                                   VIVUS, INC.
                             FEE SCHEDULE EXHIBIT B
                           (effective August 1, 2002)
================================================================================

DISTRIBUTION SERVICES
  MONTHLY PER PALLET REFRIGERATED STORAGE (5)                 $             [*]
  REFRIGERATED PRODUCT PICK/PACK/STAGE - FIRST PICK (1)       $             [*]
  REFRIGERATED PRODUCT PICK/PACK/STAGE - EACH ADD'L PICK (1)  $             [*]
  PER LINE RETURN PROCESSING                                  $             [*]
  MONTHLY DISTRIBUTION SYSTEM ACCESS AND USE (2)              $             [*]
  MONTHLY ACCOUNT MANAGEMENT FEE (6)                          $             [*]
  EMERGENCY/INTERNATIONAL ORDERS                              $             [*]
  PACKING/SHIPPING SUPPLIES (3)                      Cost plus [*]% handling fee
    (INCLUDES ORDERING, RECEIVING, STORAGE)
  SHIPPING CHARGES (4)                               Published Rate minus [*]%


CUSTOMER SERVICE
  MONTHLY FIXED FEE                                           $             [*]
  PER ORDER FEE                                               $             [*]


FINANCIAL SERVICES
  MONTHLY FIXED FEE ACCOUNTS RECEIVABLE MANAGEMENT            $             [*]
  PER ORDER FEE ACCOUNTS RECEIVABLE MANAGEMENT                $             [*]
  MONTHLY FIXED FEE CHARGEBACK MANAGEMENT                     $             [*]
  PER SUBMISSION CHARGEBACK PROCESSING & GOVERNMENT REPORTING $             [*]


--------------------------------------------------------------------------------
NOTE (1):  This proposal is based on the distribution of Muse and Actis only, any additional products requiring distribution services will be quoted separately.

NOTE (2):  System access fee includes licenses for four concurrent users. Any additional licenses required by VIVUS will increase the monthly fee by $[*] per concurrent user.

NOTE (3):  Supplies include boxes, tape, labels, bubble pack, etc (approx. $[*]
           to $[*] per shipment), pallets if necessary ($[*] per pallet), and any other VIVUS requirements.

NOTE (4):  This is based on FedEx shipments and may change as FedEx changes its pricing.

NOTE (5):  The pallet fee ($[*]) is based on a three month inventory on hand.
           Pallet storage greater than three months on hand will be assessed a charge of twice the standard fee ($[*]) per month.

NOTE (6):  The account management fee includes the following: logistics management, inventory management, quality assurance (QA), regulatory, receiving, supply control, process set-ups, and process set-ups, and process scheduling.

                                                                       EXHIBIT C
                                                                       ---------

                             SYSTEM ACCESS AGREEMENT
                             -----------------------

         This System Access Agreement ("Agreement") is made as of October 1, 2002 between CORD Logistics, Inc., an Ohio corporation ("Licensor"), and, VIVUS, Inc., a Delaware corporation ("Licensee"), who hereby agree as follows:

         1. Distribution Services Agreement. Licensor and Licensee have entered into a Distribution Services Agreement ("Distribution Agreement") of even date with this Agreement, the terms of which are incorporated by reference.

         2. System Access; Maintenance Obligations. Licensor hereby grants to Licensee a nonexclusive, nontransferable limited license (the "License") to utilize Licensor's Operating System Base Package, consisting of the computer hardware (as set forth below), software, and other components described in the Distribution Agreement as well as future upgrades and maintenance of the base package (collectively, the "System"), for the information processing needs of Licensee in connection with the Services to be provided by Licensor under the Distribution Agreement. Licensee shall maintain during the term of this Agreement the local area network (including without limitation centralized server) and desktop processing requirements for the System as further described in the Distribution Agreement or the Operating Guidelines, a copy of which are attached to the Distribution Agreement as Exhibit A.

         During the term of this Agreement, Licensor shall employ reasonable security measures and policies designed to safeguard the integrity, accessibility, and confidentiality of all of Licensee's data resident on the System and establish and maintain reasonable disaster and emergency recovery plans designed to minimize disruption from System operation interruptions. Licensee shall have the right to review the operation of the System from time to time during regular business hours, upon reasonable prior notice and at a time mutually agreeable by the parties; provided that such reviews shall be conducted in a manner to avoid disruption of Licensor's business operations.

         3. Lease of Hardware. Licensee shall have the right to lease a router ("Hardware") from Licensor during the term of this Agreement, at no additional cost to Licensee, other than the Fee set forth in the Distribution Agreement. The Hardware shall be kept by Licensee (a) subject to inspection by Licensor during regular business hours, upon reasonable prior notice and at a time mutually agreeable by the parties; (b) at Licensee's address, as stated at the end of this Agreement, which Hardware shall not be relocated without the prior written consent of Licensor, which consent shall not be unreasonably withheld;
(c) free of all security interests of any kind whatsoever, liens, encumbrances and other claims; (d) marked with Licensor's identification marks or numbers and if requested by Licensor, conspicuously labeled "supplied by Licensor"; and (e) maintained in good and efficient working order, condition and repair, reasonable wear and tear accepted.

         Licensee shall use the equipment with due care to prevent injury thereto, and to any person or property and in conformity with all applicable laws, ordinances, rules, regulations and other requirements of any insurer or governmental body and with all requirements of the manufacturer with respect to use, maintenance and operation of the Hardware. Licensee shall not modify any hardware without the prior written consent of Licensor, which may be granted or withheld in its sole discretion. It is the intention and understanding of both Licensor and Licensee that the Hardware shall be, and at all times remain, separately identifiable personal property of Licensor. Licensee shall not permit any Hardware to be installed in or used, stored or maintained with, any of Licensee's personal property in such manner or under such circumstances that such Hardware might be or become an accession to or confused with such other personal property. Licensee shall not permit such Hardware to be installed in or used, stored or maintained with, any real property in such manner or under such circumstances that any person might acquire any rights in such Hardware paramount to the rights of the Licensor by reason of such Hardware being deemed to be real property or a fixture thereon.

         Licensee shall at all times during the term of this Agreement and until the Hardware has been returned to Licensor, at its own expense, maintain physical damage insurance in the amount of not less than the replacement value of the Hardware. All insurance so maintained shall provide for a thirty (30) day prior written notice to Licensor or its assignees of any cancellation or reduction of coverages; (ii) an option in Licensor or its assignees to prevent cancellation by payment of premiums, (iii) cover the interest of the Licensor and (iv) provide that all insurance proceeds shall be payable to the Licensee and Licensor, as their respective interests may appear at the time of any such payment. Licensor shall be named as an additional insured on any public liability insurance policy so maintained. Upon the request of Licensor, Licensee shall furnish to Licensor satisfactory evidence of any insurance so maintained.

         4. Proprietary Rights. Licensee shall have the right to use the System during the term of this Agreement as expressly provided in paragraphs 1 and 2 of this Agreement, but not otherwise. Licensee shall not assign or otherwise transfer, disclose, copy, modify, re-engineer, sell, license, disassemble, or decompile the System or disclose or permit access to the System or related documentation to any other person or entity. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other adaptions or modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of Licensor. Except for the License and Lease, Licensee shall have no right, title, or interest in or to the System or any part thereof. Upon termination of this Agreement, Licensee shall promptly return to Licensor all portions of the System then in Licensee's possession or under its control in accordance with the term set forth in Section 6 below.

         5. Warranties. Licensee acknowledges that it has had adequate opportunity to review the System and its features and operation, and Licensee accepts the System "AS IS" for its use as contemplated in the Distribution Agreement. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

         6. Limitation On Liability. LICENSOR SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING DIRECTLY OR INDIRECTLY OUT OF THE USE OR INABILITY TO USE THE SYSTEM OR ANY PART THEREOF, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER CLAIMED UNDER CONTRACT, TORT, OR ANY OTHER LEGAL THEORY.

         IF ANY OF THE LIMITATIONS ON THE LIABILITY OF LICENSOR CONTAINED IN THIS AGREEMENT ARE FOUND TO BE INVALID OR UNENFORCEABLE FOR ANY REASON, THEN LICENSOR AND LICENSEE EXPRESSLY AGREE THAT THE MAXIMUM AGGREGATE LIABILITY OF LICENSOR FOR ALL CLAIMS RELATING TO THE SYSTEM SHALL NOT EXCEED 100% OF THE AGGREGATE BASE PACKAGE FEES PAID BY LICENSEE TO LICENSOR FOR LICENSEE'S USE OF THE SYSTEM UNDER THE DISTRIBUTION AGREEMENT.

         7. Taxes. Licensee shall pay when due all sales, use, gross receipts, excise, property, and other taxes (other than taxes based upon Licensor's net income) now or hereafter imposed as a result of the transactions contemplated by this Agreement.

         8. System Availability. The System shall be available for access twenty-four (24) hours a day, seven (7) days a week, except for scheduled maintenance periods.

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         9. Term. The term of this Agreement shall begin upon Licensee's initial use of the System as evidenced by the first entry of inventory into the System (which may be a date earlier than the Commencement Date specified for the Distribution Agreement) and shall end: (a) automatically upon the termination of the Distribution Agreement (for any reason), or (b) on any earlier date specified by Licensee in notice to Licensor given not less than ninety (90) days prior to the specified termination date; provided that: (i) paragraphs 4 through 10 inclusive shall survive the termination of this Agreement, and (ii) no termination of this Agreement shall affect any liabilities arising from, or based upon, acts or omissions occurring prior to such termination.

         10. Expiration/Termination. Licensee shall continue to have access to the System for a reasonable period of time (not to exceed ninety (90) days) following termination of this Agreement solely for purposes of retrieving and transferring to a separate system Licensee's data relating to its pre-termination operations, and Licensor shall reasonably cooperate with Licensee to preserve the integrity and accessibility of Licensee's data during such period; provided that, during such period, Licensee shall continue to pay the full Base Package and other fees payable by Licensee under the Distribution Agreement and comply with all other requirements imposed upon Licensee under this Agreement.

         Upon the expiration of this Agreement, Licensee shall return the Hardware to Licensor in the same condition and configuration as received, reasonable wear and tear accepted.

         11. Notices. Any notice or other communication required or desired to be given to either Party under this Agreement shall be in writing and shall be deemed given: (a) five (5) days after mailing, if deposited in the United States mail, first-class postage prepaid, and addressed to that Party at its address set forth at the end of this Agreement; (b) when received if delivered to Federal Express or any other similar overnight delivery service for delivery to that Party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth at the end of this Agreement. Either Party may change its address or facsimile number for notices under this Agreement by giving the other Party written notice of such change.

         12. Remedies. Licensee shall indemnify Licensor and its affiliates, directors, officers, employees, agents, and representatives against all claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys' fees) arising directly or indirectly out of any failure of Licensee to perform fully all obligations and conditions to be performed by Licensee pursuant to this Agreement. Licensee acknowledges that in the event of any violation by it of any of the provisions of paragraph 4 (Proprietary Rights) of this Agreement, Licensor would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions by Licensee, Licensor shall be entitled, in addition to any other rights or remedies which may be available to Licensor, to a temporary restraining order, temporary and/or permanent injunctions, specific performance, and other equitable relief, without the showing of irreparable harm, injury, damage or the inadequacy of damages, and without the necessity of the posting of any bond.

         13. Force Majeure. Notwithstanding any other provisions of this Agreement or the Distribution Agreement to the contrary, each Party's obligations under this Agreement (exclusive of payment obligations) shall be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, government restrictions, war, riot, strikes or labor disputes, acts of God, or other causes beyond the reasonable control of that Party; provided, however, that any party hindered by such condition beyond its reasonable control must employ reasonable efforts to overcome such hindrance as promptly as practicable.

         14. Successors. Licensee shall not assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Licensor, which consent

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shall not be unreasonably withheld. Subject to the preceding sentence, this
Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each Party.

         15. Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

         16. Complete Agreement. This Agreement (together with the Distribution Agreement, which is hereby incorporated herein by reference) constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or agreements relating to the subject matter of this Agreement. This Agreement may not be amended or otherwise modified except by a written instrument signed by each Party.


IN WITNESS WHEREOF, the undersigned acknowledge and accept the terms of this Agreement and have duly executed this Agreement.


CORD LOGISTICS, INC.                        VIVUS, INC.


By /s/ Frank C. Wegerson                    By /s/ Guy P. Marsh
   ----------------------------                ----------------------------
   Frank C. Wegerson                           V.P. U.S. Operations
   Vice President and General Manager

   15 Ingram Blvd, Suite 100                   745 Airport Road
   LaVergne, TN 37086                          Lakewood, NJ 08701

   Facsimile No.  (615) 793-4783               Facsimile No. (732) 942-4821



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